EXHIBIT 11

                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                            FOR THE 3         FOR THE 3         FOR THE 12        FOR THE 12
                                            MOS. ENDED        MOS. ENDED        MOS. ENDED        MOS. ENDED
                                           DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                               1997              1996              1997              1996
                                           ------------      ------------      ------------      ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic Earnings Per Share:
  Income before extraordinary item......  $      (9,308)           52,436           151,136           167,427
  Less: Preferred stock dividends.......              -                 -                 -            (2,600)
                                           ------------      ------------      ------------      ------------
  Income available to common
   stockholders.........................  $      (9,308)           52,436           151,136           164,827
                                           ============      ============      ============      ============
  Average common shares
   outstanding..........................     63,777,240        63,620,968        62,971,823        62,473,715
                                           ============      ============      ============      ============
  Earnings per common share before
   extraordinary item...................  $        (.15)              .82              2.40              2.64
                                           ============      ============      ============      ============
Diluted Earnings Per Share:
  Income before extraordinary item-
   assuming dilution....................  $      (9,308)           52,436           151,136           167,427
                                           ============      ============      ============      ============
  Average common shares
   outstanding..........................     63,777,240        63,620,968        62,971,823        62,473,715
  Add:
   Common stock equivalents for shares
    issuable under Stock Option Plan(1).              -         1,625,925         1,783,408         1,409,799
   Common stock equivalents for shares
    issuable upon preferred stock
    conversion..........................              -                 -                 -         2,762,424
                                           ------------      ------------      ------------      ------------
  Average common and common
   equivalent shares outstanding........     63,777,240        65,246,893        64,755,231        66,645,938
                                           ============      ============      ============      ============
   Earnings per common and common
    equivalent share -- assuming dilution
    before extraordinary item...........  $        (.15)              .80              2.33              2.51
                                           ============      ============      ============      ============


---------------------------
(1) For the three months ended December 31, 1997 the effect of common stock equivalents for shares issuable under stock option plans are antidilutive.